Exhibit 99.1

August 20, 2015

Argan, Inc.’s Wholly Owned Subsidiary

Gemma Power Systems

Enters into EPC Agreements with NTE Energy

Rockville, Md.  -  Argan, Inc. (NYSE: AGX) today announced that its wholly owned subsidiary, Gemma Power Systems, LLC (GPS), has entered into two separate Engineering, Procurement and Construction Services contracts with NTE Ohio, LLC and NTE Carolinas, LLC, each affiliates of NTE Energy, and has received interim notices to proceed to commence early activities for the engineering, procurement and construction of two 475 MW state-of-the-art, combined cycle natural gas-fired power plants. The Middletown Energy Center project will be located in Middletown, Ohio, and the Kings Mountain Energy Center project will be located in Kings Mountain, North Carolina.  The combined value of both contracts is approximately $550 million and both projects have expected completion dates in the spring of 2018.

Rainer Bosselmann, Chairman and CEO of Argan, Inc., stated, “We’re pleased that Gemma was selected to undertake these projects for NTE Energy. We look forward to working with this new customer.”

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include simple and combined cycle natural gas-fired power plants as well as alternative energy facilities including biodiesel, ethanol, and those powered by renewable energy sources such as wind and solar. Argan also owns Atlantic Projects Company Limited and Southern Maryland Cable, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of our power industry services business. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	Cynthia Flanders
301.315.0027	301.315.0027